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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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TG THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TG THERAPEUTICS, INC.

2 Gansevoort Street, 9th Floor

New York, New York 10014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of TG Therapeutics, Inc. (“TG” or the “Company”) to be held on Thursday, June 18, 2020 at 9:30 a.m. ET.  The Annual Meeting will be completely virtual and conducted by means of a live webcast as described below, which can be accessed at www.virtualshareholdermeeting.com/TGTX2020 when you enter your 16‑digit control number included with the Notice of Internet Availability or proxy card. We believe that hosting a virtual meeting enables greater stockholder attendance and participation from any location. At the meeting, the stockholders will be asked to (i) elect seven directors for a term of one year,  (ii) ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020,  (iii) approve an amendment to our Amended and Restated 2012 Incentive Plan,  (iv) consider a shareholder proposal on an amendment to our Amended and Restated Certificate of Incorporation and/or our Amended and Restated Bylaws to require majority vote in director elections, and (v) transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. You will also have the opportunity to ask questions and make comments at the meeting.

In accordance with the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy statement and annual report to stockholders for the year ended December 31, 2019 on the internet. You may have already received our “Important Notice Regarding the Availability of Proxy Materials,” which was mailed on or about April 29, 2020. That notice described how you can obtain our proxy statement and annual report. You can also receive paper copies of our proxy statement and annual report upon request.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking our proxy card and returning it as directed. If you do attend the meeting virtually and wish to vote live during the meeting, you may revoke your proxy at the meeting.

If you have any questions about the proxy statement or the accompanying 2019 Annual Report, please contact Sean A. Power, our Chief Financial Officer at (212) 554‑4484.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Michael S. Weiss
Michael S. Weiss
Executive Chairman, Chief Executive Officer and President

April 29, 2020
New York, New York

TG THERAPEUTICS, INC.

2 Gansevoort Street, 9th Floor

New York, New York 10014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Will be Conducted Virtually

To facilitate greater shareholder access, TG is moving to a completely virtual Annual Meeting. You may attend the webcast of the meeting via the internet on Thursday, June 18, 2020 at 9:30 a.m. ET, at www.virtualshareholdermeeting.com/TGTX2020 when you enter your 16‑digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on www.virtualshareholdermeeting.com/TGTX2020.  You will be able to vote your shares by following the instructions on the website and ask questions by using the question box on the virtual meeting platform.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet or WiFi connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to login and ensure that they can hear audio prior to the start of the Annual Meeting.

At the meeting, stockholders will consider and act on the following items:

1.Elect seven directors for a term of one year;

2.Ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3.Approve an amendment to our Amended and Restated 2012 Incentive Plan;

4.A shareholder proposal on an amendment to our Amended and Restated Certificate of Incorporation and/or our Amended and Restated Bylaws to require majority vote in director elections; and

5.Transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Only those stockholders of record as of the close of business on April 20, 2020, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for your inspection beginning June 8, 2020, at our offices located at 2 Gansevoort Street, New York, New York 10014, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day, or if we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request. A complete list of stockholders entitled to vote at the Annual Meeting will be available for review during the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2020 and entering your 16‑digit control number included with the Notice of Internet Availability or proxy card.

YOUR VOTE IS IMPORTANT!

Instructions on how to vote your shares via the internet are contained on the “Important Notice Regarding the Availability of Proxy Materials,” which was mailed on or about April 29, 2020. Instructions on how to obtain a paper copy of our proxy statement and annual report to stockholders for the year ended December 31, 2019 are listed on the “Important Notice Regarding the Availability of Proxy Materials.” These materials can also be viewed online by following the instructions listed on the “Important Notice Regarding the Availability of Proxy Materials.”

If you choose to receive a paper copy of our proxy statement and annual report, you may vote your shares by completing and returning the proxy card that will be enclosed.

Submitting your proxy does not affect your right to vote if you decide to attend the Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) delivering written notice to our Corporate Secretary, Sean A. Power, at our address above, (ii) submitting a later dated proxy card, (iii) voting again via the internet as described in the “Important Notice Regarding the Availability of Proxy Materials,” or (iv) attending the virtual Annual Meeting and voting live during the meeting. No revocation under (i) or (ii) will be effective unless written notice or the proxy card is received by our Corporate Secretary at or before the Annual Meeting.

When you submit your proxy, you authorize Michael S. Weiss and Sean A. Power to vote your shares at the Annual Meeting and on any postponements or adjournments of the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

/s/ Sean A. Power
Sean A. Power
Corporate Secretary
April 29, 2020
New York, New York

TG THERAPEUTICS, INC.

2 Gansevoort Street, 9th Floor

New York, New York 10014

Phone: (212) 554‑4484

Fax: (212) 554‑4531

PROXY STATEMENT

This proxy statement is being made available via internet access, beginning on or about April 29, 2020, to the owners of shares of common stock of TG Therapeutics, Inc. (the “Company,” “our,” “we,” or “TG”) as of April 20, 2020, in connection with the solicitation of proxies by our Board of Directors for our 2020 Annual Meeting of Stockholders (the “Annual Meeting”). On or about April 29, 2020, we sent an “Important Notice Regarding the Availability of Proxy Materials” to our stockholders. If you received this notice by mail, you will not automatically receive by mail our proxy statement and annual report to stockholders for the year ended December 31, 2019. If you would like to receive a printed copy of our proxy statement, annual report and proxy card, please follow the instructions for requesting such materials in the notice. Upon request, we will promptly mail you paper copies of such materials free of charge.

The Annual Meeting will be held by live webcast on Thursday, June 18, 2020, at 9:30 a.m. ET.  You may access the meeting via the Internet at www.virtualshareholdermeeting.com/TGTX2020 when you enter your  16‑digit control number included with the Notice of Internet Availability or proxy card. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet or WiFi connection from wherever you intend to participate in the Annual Meeting. Our Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. As discussed below, you may revoke your proxy at any time before your shares are voted at the Annual Meeting.

Proxy Statement

Questions and Answers	1

Why did I receive an “Important Notice Regarding the Availability of Proxy Materials?”	1
What is the purpose of the Annual Meeting?	1
Who is entitled to vote at our Annual Meeting?	1
How do I vote?	1
What if I have technical difficulties or trouble accessing the virtual Annual Meeting?	1
What is a proxy?	1
How will my shares be voted if I vote by proxy?	1
How do I revoke my proxy?	2
Is my vote confidential?	2
How are votes counted?	2
What constitutes a quorum at the Annual Meeting?	2
What vote is required to elect our directors for a one-year term?	2
What vote is required to ratify CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020?	2
What vote is required to approve an amendment to our Amended and Restated 2012 Incentive Plan?	2
What vote is required to approve the shareholder proposal for an amendment to our Certificate of Incorporation and/or Bylaws to require majority vote in director elections?	3
What percentage of our outstanding common stock do our directors and executive officers own?	3
Who was our independent public accountant for the year ending December 31, 2019? Will they be represented at the Annual Meeting?	3
How can I obtain a copy of our annual report on Form 10K‑?	3

Corporate Governance	4

Our Board of Directors	4
Communicating with the Board of Directors	6
Audit Committee	6
Compensation Committee	6
Nominating Process	7
Code of Business Conduct and Ethics	7

Independent Registered Public Accounting Firm Fees and Other Matters	8

Audit Fees	8
Audit-Related Fees	8
Tax Fees	8
All Other Fees	8
Pre-Approval of Services	8

Report of the Audit Committee	9

Our Executive Officers	10

Executive Officers	10

QUESTIONS AND ANSWERS

Q: Why did I receive an “Important Notice Regarding the Availability of Proxy Materials?”

A. In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials, we may send an “Important Notice Regarding the Availability of Proxy Materials” to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one from us. Instead, the notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the internet and submit your vote via the internet.

Q: What is the purpose of the Annual Meeting?

A. At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders accompanying this proxy statement, including (i) the election of seven directors for a term of one year;  (ii) ratifying the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020; (iii) approving an amendment to our Amended and Restated 2012 Incentive Plan;  (iv) a shareholder proposal on an amendment to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and/or our Amended and Restated Bylaws (our “Bylaws”) to require majority vote in director elections; and (v) transacting any other business that may properly come before the 2020 Annual Meeting or any postponement or adjournment thereof.

Q: Who is entitled to vote at our Annual Meeting?

A. The record holders of our common stock at the close of business on the record date, April 20, 2020, may vote at the Annual Meeting. Each share of common stock is entitled to one vote. There were 110,167,984 shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting, including the address of and number of shares held by each stockholder of record, will be available for your inspection beginning June 8, 2020, at our offices located at 2 Gansevoort Street, New York, New York 10014, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day,  or if we determine that a physical in-person inspection is not practicable, such stockholders list may be made available electronically, upon request. A complete list of stockholders entitled to vote at the Annual Meeting will be available for review during the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2020 and entering your 16‑digit control number included with the Notice of Internet Availability or proxy card.

Q: How do I vote?

A. You may vote during the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2020 and entering your 16‑digit control number included with the Notice of Internet Availability or proxy card, by use of a proxy card if you receive a printed copy of our proxy materials, via internet as directed in our “Important Notice Regarding the Availability of Proxy Materials,” or by telephone as indicated in the proxy card.

If you choose to vote during the Annual Meeting, the virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet or WiFi connection from wherever you intend to participate in the Annual Meeting.

Q: What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number located on the meeting page. Technical support will be available starting at 9:00  a.m. Eastern Time on June 18, 2020.

Q: What is a proxy?

A. A proxy is a person you appoint to vote your shares on your behalf. If you are unable to attend the Annual Meeting, our Board of Directors is seeking your appointment of a proxy so that your shares may be voted. If you vote by proxy, you will be designating Michael S. Weiss, our Executive Chairman, Chief Executive Officer and President, and Sean A. Power, our Chief Financial Officer, Treasurer and Corporate Secretary, as your proxies. Mr. Weiss and/or Mr. Power may act on your behalf and have the authority to appoint a substitute to act as your proxy.

Q: How will my shares be voted if I vote by proxy?

A. Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the individuals nominated to serve as members of our Board of Directors, (ii) “FOR” the ratification of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020,  (iii) “FOR” the approval of an amendment to our Amended and Restated 2012 Incentive Plan,  and (iv) “AGAINST” a shareholder proposal on an amendment to our Certificate of Incorporation and/or Bylaws to require majority vote in director elections. Presently, our Board does not know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.

Q: How do I revoke my proxy?

A. You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

·	delivering written notice to our Corporate Secretary, Sean A. Power, at our address above;
·	submitting a later dated proxy card or voting again via the Internet as described in the “Important Notice Regarding the Availability of Proxy Materials;” or
·	attending the virtual Annual Meeting and voting live during the meeting by following the instructions posted at www.virtualshareholdermeeting.com/TGTX2020.

Q: Is my vote confidential?

A. Yes. All votes remain confidential.

Q: How are votes counted?

A. Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the stockholder has indicated their intention to abstain or withhold their vote. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum, and may be entitled to vote on certain matters at the Annual Meeting.

Q: What constitutes a quorum at the Annual Meeting?

A. In accordance with Delaware law (the law under which we are incorporated) and our Bylaws, the presence at the Annual Meeting, by proxy or in person, of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.

If a quorum is not present at the Annual Meeting, a majority of the stockholders present in person and by proxy may adjourn the meeting to another date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.

Q: What vote is required to elect our directors for a one-year term?

A. The affirmative vote of a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting is required for the election of each of the nominees for director. “Plurality” means that the nominees receiving the largest number of votes up to the number of directors to be elected at the Annual Meeting will be duly elected as directors. Abstentions, votes withheld, and broker or nominee non-votes will not affect the outcome of director elections.

Q: What vote is required to ratify CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020?

A. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the ratification of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.

Q: What vote is required to approve an amendment to our Amended and Restated 2012 Incentive Plan?

A. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve an amendment to our Amended and Restated 2012 Incentive Plan. Abstentions will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.

Q: What vote is required to approve the shareholder proposal for an amendment to our Certificate of Incorporation and/or Bylaws to require majority vote in director elections?

A. The affirmative vote of a majority of our outstanding common stock entitled to vote at the Annual Meeting is required to approve the shareholder proposal. Abstentions and broker or nominee non-votes will have the same effect as a negative vote.

Q: What percentage of our outstanding common stock do our directors and executive officers own?

A. As of April 20, 2020, our directors and executive officers owned, or have the right to acquire, approximately 13.2% of our outstanding common stock. See the discussion under the heading “Stock Ownership of Our Directors, Executive Officers, and 5% Beneficial Owners” on page 23 for more details.

Q: Who was our independent public accountant for the year ending December 31, 2019? Will they be represented at the Annual Meeting?

A. CohnReznick LLP is the independent registered public accounting firm that audited our financial statements for the year ending December 31, 2019. We expect a representative of CohnReznick LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

Q: How can I obtain a copy of our annual report on Form 10‑K?

A. We have filed our annual report on Form 10‑K for the year ended December 31, 2019, with the SEC. The annual report on Form 10‑K is also included in the 2019 Annual Report to Stockholders. You may obtain, free of charge, a copy of our annual report on Form 10‑K, including financial statements and exhibits, by writing to our corporate secretary, Sean A. Power, or by email at info@tgtxinc.com. Upon request, we will also furnish any exhibits to the annual report on Form 10‑K as filed with the SEC.

CORPORATE GOVERNANCE

Our Board of Directors

Our Bylaws provide that the Board shall consist of one or more members, as determined from time to time by resolution of the Board. Currently, our Board consists of seven members. The following individuals are being nominated to serve on our Board (See “Proposal 1 – Election of Directors; Nominees”):

Name	Age	Position	Director Since
Michael S. Weiss	54	Executive Chairman, Chief Executive Officer and President	2011
Laurence N. Charney	73	Director	2012
William J. Kennedy	75	Director	2012
Yann Echelard	56	Director	2012
Kenneth Hoberman	55	Director	2014
Daniel Hume	53	Director	2015
Sagar Lonial, MD	53	Director	April 2020

The Board does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Executive Chairman, as the Board believes that it is in the best interests of the Company to make that determination based on the direction of the Company and the current membership of the Board. The Board has determined that having a director who is an executive officer serve as the Chairman is in the best interest of the Company’s stockholders at this time.

TG has a risk management program overseen by Michael S. Weiss, our Executive Chairman, Chief Executive Officer and President, and the Board. Mr. Weiss and management identify material risks and prioritize them for our Board. Our Board regularly reviews information regarding our credit, liquidity, operations, and compliance as well as the risks associated with each.

The following biographies set forth the names of our directors and director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director, except as disclosed below.

On December 29, 2011, Opus Point Partners, LLC, (“Opus”), TG Biologics, Inc. (“TG Biologics”) and the Company (and collectively with Opus and TG Biologics, the “Parties”) entered into an Exchange Transaction Agreement (the “Agreement”). On August 2, 2012, the Parties executed an amendment to the Agreement (“Amendment No. 1”) which set the number of members of the board of directors of the Company (the “Board of Directors”) at six and required the consent of Opus for any increase. Opus has consented to the increase to seven. Amendment No. 1 also granted Opus the right to nominate up to three members of the Board of Directors until the later of (x) two years from the Closing Date of the Agreement (as defined therein), or (y) the date on which Opus beneficially owns less than 10% of the Company’s common stock as calculated pursuant to the rules and regulations under Section 13 of the Exchange Act. Accordingly, Opus has nominated Mr. Charney and Dr. Kennedy to the Company’s Board of Directors.

TG adheres to the corporate governance standards adopted by The Nasdaq Stock Market (“Nasdaq”). Nasdaq rules require our Board to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board undertook its annual review of director independence on April 2,  2020. During the review, our Board considered relationships and transactions during 2019 and during the past three fiscal years between each director or any member of his immediate family, on the one hand, and the Company and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board determined that Yann Echelard, Laurence Charney, William Kennedy, Kenneth Hoberman, and Daniel Hume are independent under the criteria established by Nasdaq and our Board.

Michael S. Weiss, 54, has served as TG’s Executive Chairman, President and CEO since December 2011. Mr. Weiss is also currently a director of the Company. From 2002 to 2009, Mr. Weiss was the Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, Inc., where he helped the company acquire and develop its lead drug, Auryxia®, as well as executed a strategic alliance for Auryxia with Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd. worth more than $100 million. Mr. Weiss began his professional career as a lawyer with Cravath, Swaine & Moore LLP. He earned his J.D. from Columbia Law School and his B.S. in Finance from The University at Albany. Based on Mr. Weiss’s biotechnology and pharmaceutical industry experience, as well as his extensive management experience, the Board of Directors believes that Mr. Weiss has the appropriate set of skills to serve as a member of the Board. Mr. Weiss also serves as a director and Executive Vice Chairman, Strategic Development of Fortress Biotech, Inc., as Chairman of the Board of Directors and Executive Chairman of Mustang Bio, Inc., and as Chairman of the Board of Directors of Checkpoint Therapeutics, Inc. Additionally, Mr. Weiss co-founded and served as Co-Portfolio Manager and Managing Partner of Opus Point Partners, LLC from 2009 to 2019.

Laurence N. Charney, 73, has served on our Board since April 2012. Since 2007, Mr. Charney has served as a business strategist and financial advisor to Boards, CEOs and investors. Previously, from 1970 through June 2007, Mr. Charney was a senior audit partner at Ernst & Young, LLP, a registered public accounting firm, retiring as a practice leader in the Americas Quality and Risk Management Group. Mr. Charney currently serves as a director and audit committee chairman of Kenon Holdings Ltd. In addition, Mr. Charney previously served as a director and audit committee member of Pacific Drillings S.A, Marvel Entertainment, Inc., XTL Biopharmaceuticals, Ltd., and Iconix Brand Group, Inc. In addition to his extensive experience on the boards of various corporate entities, Mr. Charney is also very active on the boards of several non-profit organizations. Mr. Charney graduated with a B.B.A. degree from Hofstra University and completed the Executive MBA in Business program at Columbia University. Based on Mr. Charney’s financial industry experience and in-depth understanding of our business, the Board of Directors believes that Mr. Charney has the appropriate set of skills to serve as a member of the Board.

William J. Kennedy, PhD., 75, has served on our Board since April 2012. Dr. Kennedy is a regulatory-affairs professional with over 27 years of domestic and international experience. Prior to his retirement, Dr. Kennedy was Vice President for Regulatory Affairs for Zeneca Corporation. Dr. Kennedy has successfully managed the development, preparation, submission and approval of dozens of NDAs and major SNDAs. Dr. Kennedy has helped shape regulatory policy in the United States continuously since 1988, as a member and Chairman of the Pharmaceutical Research and Manufactures of America (“PhRMA”) Regulatory Affairs Coordinating Committee, as PhRMA’s Chief Negotiator with Congress and the Food and Drug Administration (“FDA”) for the FDA Modernization Act of 1997 (“FDAMA”), and as the Co-Chairman of PhRMA’s PDUFA III Steering Committee. Before joining the pharmaceutical industry, Dr. Kennedy was an Associate Research Professor at Yale Medical School. Dr. Kennedy is the author of several articles and is an often sought-after speaker for his insight into the regulatory process. He co-founded the website PDUFADate.com which provides regulatory opinions to the financial community. Dr. Kennedy was the recipient of the Regulatory Affairs Professional Society’s prestigious Special Recognition Award in 1998. Dr. Kennedy has been an independent consultant to the pharmaceutical industry since 1999. Based on Mr. Kennedy’s biotechnology and pharmaceutical industry experience, as well as his extensive management experience, the Board of Directors believes that Mr. Kennedy has the appropriate set of skills to serve as a member of the Board.

Yann Echelard, 56, has served on our Board since November 2012. Dr. Echelard, current Operating Partner at Flagship Pioneering, has over 25 years of research and biopharmaceutical experience. Dr. Echelard holds a Ph.D. from Université de Montréal, and has completed post-doctoral studies at Ludwig Institute of Cancer Research in Montreal (McGill University). As a visiting scientist at the Roche Institute and at Harvard University (Developmental Biology), he had a key role in the isolation and characterization of the Hedgehog genes, the first identified vertebrate morphogens. From 1994 to 2010, he progressed through various positions of increasing responsibility at Genzyme Transgenics Corporation and at GTC Biotherapeutics, including Vice President of Research and Development. In 1998, he led the scientific team that first performed goat somatic cell nuclear transfer (cloning). Focusing on Corporate Development, Dr. Echelard spearheaded the creation of a collaborative Joint Venture with LFB Biotechnologies in 2006, which was focused on the development of recombinant plasma proteins and monoclonal antibodies. This close collaboration led to the acquisition of GTC Biotherapeutics, Inc. by LFB in December 2010. In January of 2013, Dr. Echelard became the President and Chief Executive Officer of EVO Biologics, the successor of GTC Biotherapeutics, Inc., a position he held until April 2018. Based on Mr. Echelard’s biotechnology and pharmaceutical industry experience, as well as his extensive management experience, the Board of Directors believes that Mr. Echelard has the appropriate set of skills to serve as a member of the Board.

Kenneth Hoberman, 55, has served on our Board since December 2014. Mr. Hoberman is currently the Chief Operating Officer and Corporate Secretary of Stemline Therapeutics, Inc. where he was a key member of the founding team. He was instrumental in the company’s financings from early private, including institutional, rounds through the IPO and subsequent follow-on offerings. He has extensive financial, accounting, investor relations, corporate governance and business development experience including M&A, strategic alliances and partnerships both domestic and international. His operational expertise includes regulatory oversight, human resources, manufacturing and clinical development. He was previously Vice President of Corporate and Business Development of Keryx Biopharmaceuticals, Inc., where he was instrumental in the success of the company. He also helped secure multiple sources of capital including over $200 million in equity investments through public and private offerings. He also initiated and executed a $100 million strategic alliance and originated, negotiated and closed dozens of licensing and operational contracts, helping to grow the company’s market capitalization to over $1 billion. He also led the team that originated, in-licensed, and developed AuryxiaTM which recently gained FDA approval. He received a B.S.B.A. in Finance from Boston University and completed post-baccalaureate studies at Columbia University. Based on Mr. Hoberman’s financial and pharmaceutical industry experience and in-depth understanding of our business, as well as his extensive management experience, the Board of Directors believes that Mr. Hoberman has the appropriate set of skills to serve as a member of the Board.

Daniel Hume, 53, has served as a member of our Board of Directors since June 2015. Mr. Hume is currently a managing partner at Kirby McInerney, LLP. Mr. Hume’s law practice focuses on securities law regulation, structured finance, antitrust, and civil litigation. Mr. Hume is member of the board of directors of Stemline Therapeutics Inc. (Nasdaq: STML), a late clinical stage biopharmaceutical company, and National Holdings Corporation (Nasdaq: NHLD), a financial services company. Mr. Hume is admitted to the New York State Bar and federal courts around the country, including the United States Supreme Court. Mr. Hume received a B.A. in philosophy and graduated magna cum laude from the State University of New York at Albany, and earned a J.D. from the Columbia University Law School, where he served as Notes Editor for the Columbia Journal of Environmental Law. We believe that Mr. Hume is qualified to serve on our Board of Directors due to his substantial financial and legal experience as well as his experience on several other Boards, some within the pharmaceutical industry.

Sagar Lonial, MD, 53, was nominated to serve as a member of our Board of Directors in April 2020. Dr. Lonial is internationally recognized as a leading authority in multiple myeloma treatment and research. As a medical oncologist at the Winship Cancer Institute, Dr. Lonial treats patients with multiple myeloma and is a lead member of the bone marrow transplantation team and clinical trials team. He is board certified in hematology and medical oncology.  Dr. Lonial is involved in numerous professional organizations including the American Society of Clinical Oncology, American Society of Hematology, and the American Society for Blood and Marrow Transplantation. He serves as Vice Chair of the Myeloma Committee in the Eastern Cooperative Oncology Group and as Chair of the Steering Committee for the Multiple Myeloma Research Consortium. Additionally, he is on

the board of directors for the International Myeloma Society, and on the scientific Advisory Board for the International Myeloma Foundation. Dr. Lonial earned his medical degree from the University of Louisville School of Medicine. He completed his internship and residency at Baylor College of Medicine in Houston, Texas, followed by a fellowship in hematology and oncology at Emory University School of Medicine in Atlanta, Georgia. Based on Dr. Lonial’s  medical background and significant experience in oncology drug development, the Board of Directors believes that Dr. Lonial has the appropriate set of skills to serve as a member of the Board.

During 2019, our Board held four meetings. Each incumbent director who served their full term and are standing for election attended at least 75% of the meetings of the Board of Directors and the meetings of those committees on which each incumbent director served, in each case during the period that such person was a director. The permanent committees established by our Board of Directors are the Audit Committee and the Compensation Committee, descriptions of which are set forth in more detail below. Our directors are expected to attend each Annual Meeting of Stockholders, and it is our expectation that all of the directors standing for election will attend this year’s Annual Meeting. Last year, all of our directors attended the 2019 Annual Meeting of Stockholders in person or via telephone.

Communicating with the Board of Directors

Our Board has established a process by which stockholders can send communications to the Board. You may communicate with the Board as a group, or to specific directors, by writing to Sean A. Power, our Corporate Secretary, at our offices located at 2 Gansevoort Street, 9th Floor, New York, New York 10014. The Corporate Secretary will review all such correspondence and regularly forward to the Board a summary of all correspondence and copies of all correspondence that deals with the functions of the Board or committees thereof or that otherwise requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner, or may be submitted on an anonymous basis via e-mail at info@tgtxinc.com. These concerns will be immediately brought to the attention of our Audit Committee and resolved in accordance with procedures established by our Audit Committee.

Audit Committee

The Audit Committee currently consists of Laurence N. Charney (Chairman), William Kennedy and Kenneth Hoberman.

The Audit Committee held five meetings during the fiscal year ended December 31, 2019. The duties and responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee which was recently reviewed by our Audit Committee. Our Audit Committee determined that no revisions needed to be made to the charter at this time. A copy of the Charter of the Audit Committee is available on our website, located at www.tgtherapeutics.com. Among other matters, the duties and responsibilities of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, the selection of our independent registered public accounting firm and consulting with and reviewing the services provided by our independent registered public accounting firm. Our Audit Committee has sole discretion over the retention, compensation, evaluation and oversight of our independent registered public accounting firm.

The SEC and Nasdaq have established rules and regulations regarding the composition of audit committees and the qualifications of audit committee members. Our Board of Directors has examined the composition of our Audit Committee and the qualifications of our Audit Committee members in light of the current rules and regulations governing audit committees. Based upon this examination, our Board of Directors has determined that each member of our Audit Committee is independent and is otherwise qualified to be a member of our Audit Committee in accordance with the rules of the SEC and Nasdaq.

Additionally, the SEC requires that at least one member of the Audit Committee have a “heightened” level of financial and accounting sophistication. Such a person is known as the “audit committee financial expert” under the SEC’s rules. Our Board has determined that Mr. Charney is an “audit committee financial expert,” as the SEC defines that term, and is an independent member of our Board of Directors and our Audit Committee. Please see Mr. Charney’s biography on page 5 for a description of his relevant experience.

The report of the Audit Committee can be found on page 9 of this proxy statement.

Compensation Committee

The Compensation Committee held two meetings during the fiscal year ended December 31, 2019. The Compensation Committee currently consists of all independent members of our Board of Directors, with Mr. Hoberman as chairman. The duties and responsibilities of the Compensation Committee are set forth in the Charter of the Compensation Committee. A copy of the Charter of the Compensation Committee is available on our website, located at www.tgtherapeutics.com. As discussed in its charter, among other things, the duties and responsibilities of the Compensation Committee include evaluating the performance of the Chief Executive Officer and our Chief Financial Officer, determining the overall compensation of the Chief Executive Officer and our Chief Financial Officer and administering all executive compensation programs, including, but not limited to, our incentive and equity-based plans. The Compensation Committee evaluates the performance of the Chief Executive Officer and our Chief Financial Officer on an annual basis and reviews and approves on an annual basis all compensation programs and awards relating to such officers. The Compensation Committee applies discretion in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation philosophy. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation packages for officers other than himself. The Compensation Committee may delegate its authority to grant awards to certain employees, and within specified parameters under the Company’s Amended and Restated 2012 Incentive Plan, to a special committee consisting of one or more directors who may but need not be officers of the Company. As of April 29, 2020, however, the Compensation Committee had not delegated any such authority.

Nasdaq has established rules and regulations regarding the composition of compensation committees and the qualifications of compensation committee members. Our Board of Directors has examined the composition of our Compensation Committee and the qualifications of our Compensation Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, our Board of Directors has determined that each member of our Compensation Committee is independent and is otherwise qualified to be a member of our Compensation Committee in accordance with such rules.

The report of the Compensation Committee can be found on page 14  of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation can be found in the Compensation Discussion and Analysis beginning on page 11 of this proxy statement.

Nominating Process

We do not currently have a nominating committee or any other committee serving a similar function. Director nominations are approved by a vote of a majority of our independent directors as required under the Nasdaq rules and regulations. Although we do not have a written charter in place to select director nominees, our Board of Directors has adopted resolutions regarding the director nomination process. Our policy describing our director nomination process is available on our website, located at www.tgtherapeutics.com. We believe that the current process in place functions effectively to select director nominees who will be valuable members of our Board of Directors.

We identify potential nominees to serve as directors through a variety of business contacts, including current executive officers, directors, community leaders and stockholders. We may, to the extent they deem appropriate, retain a professional search firm and other advisors to identify potential nominees.

We will also consider candidates recommended by stockholders for nomination to our Board. A stockholder who wishes to recommend a candidate for nomination to our Board must submit such recommendation to our Corporate Secretary, Sean A. Power, at our offices located at 2 Gansevoort Street, 9th Floor, New York, New York 10014. Any recommendation must be received not less than 60 calendar days nor more than 90 calendar days before the anniversary date of the previous year’s annual meeting. All stockholder recommendations of candidates for nomination for election to our Board must be in writing and must set forth the following: (i) the candidate’s name, age, business address, and other contact information, (ii) the number of shares of common stock beneficially owned by the candidate, (iii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Schedule 14A under the Exchange Act, (iv) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as director if elected, and (v) the name and address of the stockholder(s) of record making such a recommendation.

We believe that our Board as a whole should encompass a range of talent, skill, and expertise enabling it to provide sound guidance with respect to our operations and interests. Our independent directors evaluate all candidates to our Board by reviewing their biographical information and qualifications. If the independent directors determine that a candidate is qualified to serve on our Board, such candidate is interviewed by at least one of the independent directors and our Chief Executive Officer. Other members of the Board also have an opportunity to interview qualified candidates. The independent directors then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the candidate be nominated for approval by the stockholders to fill a directorship. With respect to an incumbent director whom the independent directors are considering as a potential nominee for re-election, the independent directors review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. The manner in which the independent directors evaluate a potential nominee will not differ based on whether the candidate is recommended by our directors or stockholders.

We consider the following qualifications, among others, when making a determination as to whether a person should be nominated to our Board: the independence of the director nominee; the nominee’s character and integrity; financial literacy; level of education and business experience, including experience relating to biopharmaceutical companies; whether the nominee has sufficient time to devote to our Board; and the nominee’s commitment to represent the long-term interests of our stockholders. We review candidates in the context of the current composition of the Board and the evolving needs of our business. We believe that each of the current members of our Board (who are also our director nominees) has the requisite business, biopharmaceutical, financial or managerial experience to serve as a member of the Board, as described above in their biographies under the heading “Our Board of Directors.” We also believe that each of the current members of our Board has other key attributes that are important to an effective board, including integrity, high ethical standards, sound judgment, analytical skills, and the commitment to devote significant time and energy to service on the Board and its committees.

We do not have a formal policy in place with regard to diversity in considering candidates for our Board, but the Board strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all of our directors and employees, including our principal executive officer and principal financial officer. The Code includes guidelines dealing with the ethical handling of conflicts of interest, compliance with federal and state laws, financial reporting, and our proprietary information. The Code also contains procedures for dealing with and reporting violations of the Code. We have posted our Code of Business Conduct and Ethics on our website, located at www.tgtherapeutics.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
AND OTHER MATTERS

CohnReznick LLP, the independent registered public accounting firm that audited our financial statements for the years ended December 31, 2019 and 2018 has served as our independent registered public accounting firm since 2002. We expect a representative of CohnReznick LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

Our Board has asked the stockholders to ratify the selection of CohnReznick LLP as our independent registered public accounting firm. See “Proposal Two: Ratification of Appointment of CohnReznick LLP as Our Independent Registered Public Accounting Firm” on page 28 of this proxy statement. The Board has reviewed the fees described below and concluded that the payment of such fees is compatible with maintaining CohnReznick LLP’s independence. All proposed engagements of CohnReznick LLP, whether for audit services, audit-related services, tax services, or permissible non-audit services, were pre-approved by our Audit Committee.

Audit Fees

For the fiscal years ended December 31, 2019 and 2018, CohnReznick LLP billed us an aggregate of approximately $200,000 and $183,500, respectively, in fees for the professional services rendered in connection with the audits of our annual financial statements included in our Annual Reports on Form 10‑K for those two fiscal years, the audit of internal control over financial reporting for those two fiscal years, and the review of our financial statements included in our Quarterly Reports on Form 10‑Q during those two fiscal years.

Audit-Related Fees

During the fiscal years ended December 31, 2019 and 2018, CohnReznick LLP billed us an aggregate of approximately $65,000 and $22,000, respectively, for audit-related services reasonably related to the performance of the audits and reviews for those two fiscal years, in addition to the fees described above under the heading “Audit Fees.”

Tax Fees

During the fiscal years ended December 31, 2019 and 2018, we were not billed by CohnReznick LLP for any fees for professional services rendered for tax compliance, tax advice, and tax planning services.

All Other Fees

During the fiscal years ended December 31, 2019 and 2018, we were not billed by CohnReznick LLP for any fees for services, other than those described above, rendered to us and our affiliates for those two fiscal years.

Pre-Approval of Services

Our Audit Committee has established a policy setting forth the procedures under which services provided by our independent registered public accounting firm will be pre-approved by our Audit Committee. The potential services that might be provided by our independent registered public accounting firm fall into two categories:

·

Services that are permitted, including the audit of our annual financial statements, the review of our quarterly financial statements, related attestations, benefit plan audits and similar audit reports, financial and other due diligence on acquisitions, and federal, state, and non-US tax services; and

·

Services that may be permitted, subject to individual pre-approval, including compliance and internal-control reviews, indirect tax services such as transfer pricing and customs and duties, and forensic auditing.

Services that our independent registered public accounting firm may not legally provide include such services as bookkeeping, certain human resources services, internal audit outsourcing, and investment or investment banking advice.

All proposed engagements of our independent registered public accounting firm, whether for audit services or permissible non-audit services, are pre-approved by the Audit Committee. We jointly prepare a schedule with our independent registered public accounting firm that outlines services which we reasonably expect we will need from our independent registered public accounting firm, and categorize them according to the classifications described above. Each service identified is reviewed and approved or rejected by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In monitoring the preparation of our financial statements, the Audit Committee met with both management and CohnReznick LLP, our independent registered public accounting firm during the year ended December 31, 2019, to review and discuss all financial statements prior to their issuance and to discuss any and all significant accounting issues. Management and our independent registered public accounting firm advised the Audit Committee that each of the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included a discussion of the matters required to be discussed pursuant to Public Company Accounting Oversight Board (United States) Auditing Standard 1301 (Communication with Audit Committees). Auditing Standard 1301 requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

·	Methods used to account for significant or unusual transactions;
·	The effect of any accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
·

The process used by management to formulate sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusion regarding the reasonableness of any such estimates; and

·	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures necessary in the financial statements.

The Audit Committee has discussed the independence of CohnReznick LLP, our independent registered public accounting firm for the year ended December 31, 2019, including the written disclosures made by CohnReznick LLP to the Audit Committee, as required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” PCAOB Rule 3526 requires the independent registered public accounting firm to (i) disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, (ii) confirm their perceived independence, and (iii) engage in a discussion of independence with the Audit Committee.

Finally, the Audit Committee continues to monitor the scope and adequacy of our internal controls and other procedures, including any and all proposals for adequate staffing and for strengthening internal procedures and controls where appropriate and necessary.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, for filing with the SEC.

By the Audit Committee of the Board of Directors

Laurence N. Charney, Chairman
William Kennedy
Kenneth Hoberman

Dated March 2, 2020

OUR EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Michael S. Weiss	54	Executive Chairman, Chief Executive Officer and President
Sean A. Power	38	Chief Financial Officer, Treasurer and Corporate Secretary

No executive officer is related by blood, marriage or adoption to any other director or executive officer. The biography of Mr. Weiss is presented in connection with “Corporate Governance” beginning on page 4 of this proxy statement.

Sean A. Power, 38, has served as our Chief Financial Officer since December 2011. Mr. Power joined the Company from Keryx Biopharmaceuticals, Inc., where he served as Corporate Controller from 2006 to 2011. During his tenure there, Mr. Power was involved in all capital raising and licensing transactions. He was also responsible for leading Keryx’s compliance with SEC rules and regulations. Prior to joining Keryx, he was with KPMG, LLP, independent certified public accountants. Additionally, Mr. Power served as Chief Financial Officer of Opus Point Partners, LLC from 2011 to 2019.  Mr. Power received a B.B.A in accounting from Siena College and is a member of the American Institute of Certified Public Accountants.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we give an overview and analysis of our executive compensation program and philosophy for 2019, the material compensation decisions we made under those programs with respect to our named executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned by or paid to the following individuals, whom we refer to as our named executive officers, or NEOs:

·	Michael S. Weiss, our Executive Chairman, Chief Executive Officer and President; and
·	Sean A. Power, our Chief Financial Officer, Treasurer and Corporate Secretary.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate our employees to work toward achievement of our corporate mission to create long-term sustained stockholder value by acquiring, developing and commercializing novel treatments for B-cell malignancies and autoimmune diseases. Attaining our key business and strategic goals depends on attracting, retaining and motivating quality employees in an exceptionally competitive environment. Our industry is highly scientific, regulated, scrutinized and dynamic, and as a result, we require employees that are highly educated, dedicated and experienced. The driving philosophy and objectives behind our executive compensation programs are:

·	to attract, retain, motivate and reward outstanding employees;
·

to align employees’ interests with those of our stockholders by creating a strong focus on stock ownership and appreciation and basing pay on performance measures that drive long-term stockholder value;

·	to incentivize our employees to achieve our business goals;
·	to recognize the individual contributions of executives while fostering a shared commitment among executives; and
·	to reflect our “pay for performance” culture.

Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation programs, including approving incentive programs, granting equity awards, and determining appropriate levels of compensation for our NEOs. Information about the Compensation Committee and its composition and responsibilities can be found on page 6 under the caption “Compensation Committee.”

Role of the Executives

Our Chief Executive Officer develops recommendations regarding the compensation levels for our Chief Financial Officer based upon a subjective assessment of his individual performance during the prior year and overall trends in the marketplace. In addition, each year, management delivers a set of proposed corporate goals and objectives that management believes are essential to the achievement of the Company’s mission and long-term goals and objectives. The Board of Directors works with the Compensation Committee to review these recommendations and proposals, make any modifications deemed appropriate, and the Compensation Committee approves the final compensation levels and goals and objectives for the NEOs.

Elements of Compensation

Our executive compensation program for 2019 consisted of the following components:

Compensation Element	Purpose
Base Salary

Base salary represents the fixed portion of an executive’s annual compensation and is intended to recognize the executive’s value to the Company based on skills and experience relative to the responsibilities of his position.

Annual cash incentive awards	Annual cash incentive awards represent the portion of an executive’s compensation that is intended to vary as a direct reflection of Company and individual performance for the year.

Long-term equity awards

Long-term equity awards are intended to reward performance over a multi-year period, link the interests of executives to those of the stockholders, and encourage retention. Restricted stock awards generally are issued based upon achievement of corporate goals and objectives in the prior year.

Health and welfare plans and retirement plan

We provide competitive levels of medical and disability coverage, and retirement benefits under our 401(k) plan. Our executives participate in the same programs offered to all of our eligible employees.

Severance benefits	Our named executive officers have employment agreements that provide for severance benefits in certain circumstances.

No specific formula is used in regard to the allocation of the various elements within our executive compensation program. The Compensation Committee retains the discretion to reduce or eliminate the payment that otherwise might be payable to our executives based upon unforeseen events occurring during the year or its assessment of the Company’s or our executives’ performance in general.

In order to maximize the incentive effect of our compensation program, we have structured our performance-based compensation to include a mix of value opportunities and performance measures.

·

Our annual cash incentive awards and our annual equity awards are based principally upon the Company’ s performance against pre-set corporate goals and objectives and partially upon the Compensation Committee’s assessment of each individual executive’s contribution to the Company’s performance.

·	The ultimate realized value of our equity awards (stock options and restricted stock awards) is tied to our stock price, in alignment with the interests of our stockholders.

Consideration of Prior Advisory Stockholder Vote on Executive Compensation

At the 2019 Annual Meeting of Stockholders, approximately 57% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2019 Proxy Statement. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s executive pay practices enjoyed stockholder support.

The Compensation Committee believes that the core design of our executive compensation program is sound, with an emphasis on short and long-term incentive compensation that rewards our executives when they successfully achieve our corporate goals and objectives and, in turn, deliver value for our shareholders. The advisory vote on executive compensation at the Annual Meeting, and at future meetings, will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

At the 2019 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held every three years. Consistent with this preference, the Board of Directors determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at our annual meeting of stockholders in 2022.

2019 Executive Compensation

Base Compensation

Effective as of January 1, 2017, the Company entered into an amendment (the “Amendment”) to the employment agreement entered as of December 15, 2011 (as amended, the “Employment Agreement”) with Mr. Weiss. Under the Amendment, Mr. Weiss remained as Chief Executive Officer and President of the Company, removing the interim status. Simultaneously, the Company entered into a Strategic Advisory Agreement (the “Advisory Agreement”) with Caribe BioAdvisors, LLC (the “Advisor”) owned by Mr. Weiss to provide services related to Mr. Weiss’ service as Chairman of the Board and as Executive Chairman. Pursuant to the Amendment, Mr. Weiss’ base salary was reduced from $375,000 to $187,500. Under the Advisory Agreement, the Advisor is paid an annual cash advisory fee which is directly tied to the market capitalization of the Company, starting at $100,000 and escalating up to a maximum annual fee of $1.5 million if the market capitalization of the Company exceeds $3 billion. Effective January 1, 2019 the Compensation Committee approved an increase in Mr. Weiss’ base salary from $193,125 to $199,000. No changes or amendments were made to the Advisory Agreement.

Based on the individual performance of Mr. Power, effective January 1, 2019 the Compensation Committee approved an increase in Mr. Power’s base salary from $330,000 to $340,000.

Cash Incentive Awards

In 2019,  Mr. Weiss was eligible to earn a target annual cash incentive equal to 100% of his base salary, and Mr. Power was eligible to earn a target annual cash incentive equal to 40% of his base salary, per the terms of their respective employment agreements. Both executives’ annual cash incentive awards were based upon the Company’s performance against pre-established corporate goals and objectives (which at times may exceed 100%), which included a combination of clinical and regulatory goals related to our products as well as other corporate goals, and each executive’s individual performance based upon subjective performance reviews.

The corporate performance goals and objectives used to determine annual incentive awards in 2019 were as follows:

·	Various clinical and pre-clinical goals – 30% maximum potential weighting (15% achieved);
·	Various goals related to regulatory progress and filings, manufacturing, non-clinical and quality – 95% maximum potential weighting (65% achieved);
·	Various goals related to the financial performance of the Company, including capital raised to fund the Company’s operations – 25% maximum potential weighting (16% achieved).

These goals and objectives were achieved at an aggregate level of approximately 96%. Accordingly, the executives were paid 96% of their target bonus amounts. The actual amounts paid to the executives pursuant to their annual cash incentive awards are reported in the “Summary Compensation Table” as non-equity incentive plan compensation.

Long-Term Equity Incentive Awards

In connection with the Amendment to Mr. Weiss’ employment agreement (as discussed above) Mr. Weiss no longer receives an annual grant of restricted stock. Under the Advisory Agreement, the Advisor receives at each Annual Meeting during the term, a number of restricted shares equal to 1.25% of the shares of Common Stock outstanding on the date of grant on a fully-diluted basis. Each of these annual grants of restricted stock will vest and become non-forfeitable on the date that the “market capitalization” (as defined in the Advisory Agreement) is $100 million greater than the market capitalization on the respective date of grant, provided that the Advisory Agreement remains in effect and has not been terminated. In accordance with the Advisory Agreement, at the 2019 Annual Meeting, the Advisor was granted an award of 1,179,380 shares of restricted stock. These shares vest when the market capitalization of the Company is $100 million greater than the date of grant, but no earlier than January 1, 2021.

In March 2019, the Company granted stock options to certain employees, including the named executive officers, in special recognition for their efforts in several areas, including the Company’s clinical trial reports and public securities offerings.  Mr. Weiss was granted 500,000 stock options that vest when the market capitalization of the Company is $1.7 billion.  Mr. Power was granted 50,000 stock options that vest when the market capitalization of the Company is $1.0 billion.

The Compensation Committee has not granted annual equity awards based upon achievement of corporate goals and objectives in 2019 to Mr. Power, primarily due to an insufficient number of shares being available in our 2012 Incentive Plan.  The Compensation Committee has not determined whether to grant any such awards for 2019, or the amount of any potential awards.

For additional information regarding our named executive officers’ stock grants, see the “Summary Compensation Table,” the “Grants of Plan-Based Awards Table” and the “Outstanding Equity Awards at 2019 Fiscal Year End” table.

Perquisites and Other Executive Benefits

We do not offer our NEOs any perquisites or other executive benefits.

Severance Benefits

We have employment agreements with our NEOs that provide, among other things, payment and benefits upon certain terminations of employment. We believe the severance benefits components of these agreements is an important component to recruiting and retaining high quality executive officers.

For more information on Mr. Weiss’ and Mr. Power’s employment agreements see the “Potential Payments upon Termination or Change-in-Control” section beginning on page 19 of this proxy statement.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, for filing with the SEC.

By the Compensation Committee of the Board of Directors

Kenneth Hoberman, Chairperson
Laurence Charney
Daniel Hume
William Kennedy
Yann Echelard

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our current named executive officers (“NEOs”) or that was otherwise earned by our NEOs for their services in all capacities during 2017, 2018, and 2019.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael S. Weiss	2019	636,500	(2)	8,397,186	(3)	3,450,000	191,040	—	12,674,726
Chief Executive	2018	655,625	(2)	13,488,646	(3)	—	154,500	—	14,298,771
Officer and President	2017	525,000	(2)	9,183,647	(3)	—	217,969	—	9,926,616
								—
Sean A. Power	2019	340,000		—		345,000	130,560	—	815,560
Chief Financial Officer, Treasurer	2018	330,000		—		641,000	105,600	—	1,076,600
and Corporate Secretary	2017	315,000		574,000		—	120,842	—	1,009,842

(1)

Reflects the aggregate grant date fair value of stock and option awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the time-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant and does not take into account any estimated forfeitures. The grant date value for the milestone-based restricted stock awards reflected in the table is based on the fair market value of the shares on the date the milestones were established and does not take into account any potential forfeitures. The grant date value for the milestone-based option awards reflected in the table was determined using the Black-Scholes option pricing model. The assumptions made in the valuation of the option awards are contained in Note 5 to our consolidated financial statements for 2019, which are included in our Annual Report on Form 10‑K for the fiscal year 2019.

(2)

Reflects $199,000, $193,125 and $187,500 in salary paid to Mr. Weiss in connection with his employment agreement and $437,500, $462,500 and $337,500 in cash fees paid to the Advisor in connection with Mr. Weiss’ service as Chairman of the Board, pursuant to the Advisory Agreement in 2019, 2018 and 2017, respectively.

(3)

Pursuant to the Advisory Agreement, the Advisor receives at each Annual Meeting during the term, a number of restricted shares equal to 1.25% of the shares of Common Stock outstanding on the date of grant on a fully-diluted basis for Mr. Weiss’ service as Chairman of the Board. In accordance with the Advisory Agreement, the Advisor was granted an award of 1,179,380, 1,018,011 and 834,877 shares of restricted stock. at the 2019, 2018 and 2017 Annual Meetings, respectively.

Grants of Plan-Based Awards For Fiscal Year 2019

The following table below sets forth the individual grants of awards made to each of our NEOs during 2019. For a description of the individual amounts indicated below, please see our Compensation Discussion and Analysis beginning on page 11 of this proxy statement.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All other Stock Awards: Number of Shares		All other Option Awards: Number of Securities	Exercise or Base Price of Options	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units (#)(2)		Underlying Options (#)(3)	Awards ($/sh)	Awards ($)(4)
Mr. Weiss			199,000	298,000
	3/15/19						500,000	$6.90	3,450,000
	6/13/19				1,179,380	(5)			8,397,186
Mr. Power			136,000	204,000
	3/15/19						50,000	$6.90	345,000

(1)

Represents target payout values for 2019 cash performance awards, assuming 100% achievement of corporate goals and objectives and a maximum payout based on full achievement of allotment of goals and objectives approved for 2019 (150%). The actual amount earned by each NEO in 2019 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 15 of this proxy statement.

(2)	Award of time and milestone based vesting restricted stock under the 2012 Incentive Plan.
(3)	Award of time and milestone based vesting stock options under the 2012 Incentive Plan.
(4)

Reflects the aggregate grant date fair value of stock and option awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the time-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant and does not take into account any estimated forfeitures. The grant date value for the milestone-based restricted stock awards reflected in the table is based on the fair market value of the shares on the date the milestones were established and does not take into account any potential forfeitures.

The grant date value for the milestone-based option awards reflected in the table was determined using the Black-Scholes option pricing model. The assumptions made in the valuation of the option awards are contained in Note 5 to our consolidated financial statements for 2019, which are included in our Annual Report on Form 10‑K for the fiscal year 2019.

(5)

Pursuant to the Advisory Agreement, the Advisor receives at each Annual Meeting during the term, a number of restricted shares equal to 1.25% of the shares of Common Stock outstanding on the date of grant on a fully-diluted basis for Mr. Weiss’ service as Chairman of the Board. In accordance with the Advisory Agreement, at the 2019 Annual Meeting, the Advisor was granted an award of 1,179,380 shares of restricted stock.

For a description of the vesting schedules of the equity awards, please see the Outstanding Equity Awards at 2019 Fiscal Year End Table below.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information concerning equity awards that are outstanding as of December 31, 2019 for each of our NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Weiss						418,371	(1)	4,643,918
						173,438	(2)	1,925,162
						1,018,011	(3)	11,299,922
						1,179,380	(4)	13,091,118
			500,000(5)	$6.90	3/15/29

Mr. Power

						17,500	(6)	194,250
	15,000	(7)	15,000	$11.30	2/1/28
	115,000	(8)	115,000	$4.10	12/31/28
	50,000	(9)		$6.90	3/15/29

(1)

As part of the Amendment to Mr. Weiss’ employment agreement, Mr. Weiss agreed to forfeit 3,381,866 restricted shares previously granted under the Employment Agreement that were predominantly subject to time-based vesting. Simultaneously under the 2012 Incentive Plan, (i) Mr. Weiss was issued 418,371 restricted shares under the Employment Agreement (vesting on December 1, 2021) and (ii) the Advisor was issued 2,960,000 restricted shares under the Advisory Agreement that vest on market capitalization thresholds that range from $375 million to $750 million. Collectively, Mr. Weiss and the Advisor were granted fewer shares than Mr. Weiss forfeited.

(2)	Restricted stock granted to the Advisor for Mr. Weiss’ services as Executive Chairman on December 31, 2016, under the 2012 Incentive Plan. The shares vest on January 1, 2020.
(3)

Restricted stock granted to the Advisor for Mr. Weiss’ services as Executive Chairman on June 26, 2018, under the 2012 Incentive Plan. The shares vest on the later to occur of: (a) the first date that the Company’s Market Capitalization is $100 million greater than the Market Capitalization on June 26, 2018 and (b) January 1, 2021.

(4)

Restricted stock granted to the Advisor for Mr. Weiss’ services as Executive Chairman on June 13, 2019, under the 2012 Incentive Plan. The shares vest on the later to occur of: (a) the date that the Company’s Market Capitalization is $100 million greater than the Market Capitalization on June 13, 2019 and (b) January 1, 2021.

(5)	Stock options awarded to Mr. Weiss on March 15, 2019, under the 2012 Incentive Plan. The shares vest on the first date that the Company achieves a Market Capitalization of $1.7 billion.
(6)	Restricted stock granted to Mr. Power on December 31, 2017, under the 2012 Incentive Plan. The shares vest on January 1, 2021.
(7)	Stock options awarded to Mr. Power on February 1, 2018, under the 2012 Incentive Plan. The options vest according to certain Company milestones.
(8)

Stock options awarded to Mr. Power on December 31, 2018, under the 2012 Incentive Plan. The shares vest as follows: 25% on January 1, 2020; 25% on January 1, 2021; 25% on January 1, 2022; and 25% on January 1, 2023.

(9)	Stock options awarded to Mr. Power on March 15, 2019, under the 2012 Incentive Plan. The shares vest on the first date that the Company achieves a Market Capitalization of $1.0 billion.

Stock Vested in Fiscal Year 2019

The following table provides information regarding the number of shares acquired upon the vesting of restricted shares for our NEOs during 2019. The NEOs did not exercise any stock options in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Weiss	—	—

Mr. Power	2,500	10,250
	17,500	71,750
	52,500	215,250
	35,000	302,750

(1)	Represents the aggregate value of restricted stock vesting in 2019, based upon the fair market value of our common stock on the applicable vesting date.

Employment Agreements

Michael S. Weiss. Mr. Weiss was appointed Executive Chairman, Chief Executive Officer and President of the Company, effective December 29, 2011. Under Mr. Weiss’ employment agreement, Mr. Weiss is to serve as the Company’s Executive Chairman, Chief Executive Officer and President until such employment is terminated pursuant to the terms of the agreement. Mr. Weiss’ base salary for 2019 was $199,000. Mr. Weiss is also eligible to earn an annual cash performance bonus, based upon achievement of annual performance goals and objectives set by agreement between Mr. Weiss and the Board each year, with a target bonus of 100% of his base salary.

Pursuant to his employment agreement, if Mr. Weiss’ employment is terminated by the Company without Cause (as defined therein) or if Mr. Weiss resigns for Good Reason (as defined therein), then, in addition to his accrued obligations, if within 45 days after the date of termination, he executes and does not revoke a general release of claims and covenant not to sue, he will receive the following severance benefits: (i) a lump sum severance payment equal to 1.5 times the sum of his base salary and target bonus (or 2 times the sum of his base salary and target bonus if his employment is terminated upon or following a change in control); (ii) continuation of group health benefits for 18 months (or 24 months if his employment is terminated upon or following a change in control); (iii) a prorated target bonus; (iv) any shares of restricted stock outstanding on the date of his termination will become fully-vested and non-forfeitable as of his date of termination; and (v) any stock options outstanding on the date of his termination will become fully-vested and will remain exercisable for a period of 24 months following the date of his termination (or, if earlier, the normal expiration date of such stock options).

If Mr. Weiss’ employment is terminated by reason of his death or disability, he will be entitled to his accrued obligations and a prorated target bonus. In addition, (i) any shares of restricted stock outstanding on the date of his termination will become fully vested and non-forfeitable as of his date of termination; and (ii) the vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of 24 months following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If Mr. Weiss’ employment is terminated by the Company for Cause or by Mr. Weiss without Good Reason, Mr. Weiss will receive his accrued obligations but no additional benefits. Any shares of restricted stock outstanding on the date of his termination will be forfeited. The vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of thirty (30) days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

During his employment and for 12 months following the termination of his employment for any reason, Mr. Weiss is prohibited from engaging in any business that develops anti-CD20 monoclonal antibodies within the geographic area in which the Company does business, which is deemed to be worldwide, and he is subject to a non-disparagement clause. He is also subject to certain covenants related to confidential information, trade secrets, return of property, and invention assignment.

Effective as of January 1, 2017, we entered into an amendment (the “Amendment”) to Mr. Weiss’ employment agreement.  Under the Amendment, Mr. Weiss will remain as Chief Executive Officer and President of the Company, removing the interim status. Simultaneously, we entered into a Strategic Advisory Agreement (the “Advisory Agreement”) with Caribe BioAdvisors, LLC (the “Advisor”) owned by Mr. Weiss to provide the services of Mr. Weiss as Chairman of the Board and as Executive Chairman. Pursuant to the Advisory Agreement, the Advisor is paid an annual cash advisory fee starting at $100,000 and escalating up to a maximum annual fee of $1.5 million if the market capitalization of the Company exceeds $3 billion.

As part of the Amendment, Mr. Weiss also agreed to forfeit 3,381,866 restricted shares previously granted under his employment agreement that were predominantly subject to time-based vesting over three years. Simultaneously, (i) Mr. Weiss was issued 418,371 restricted shares under his employment agreement that vest in 2018 and 2019 and (ii) the Advisor was issued 2,960,000 restricted shares under the Advisory Agreement that vest on market capitalization thresholds ranging from $375 million to $750 million. Pursuant to the Amendment, Mr. Weiss no longer receives an annual grant of restricted stock under the employment agreement, but the Advisor does under the Advisory Agreement. See “Long-Term Equity Incentive Awards” on page 13.

Sean A. Power. Mr. Power was appointed Chief Financial Officer, Treasurer and Secretary of the Company, effective December 29, 2011. Under Mr. Power’s employment agreement, Mr. Power is to serve as the Company’s Chief Financial Officer, Treasurer and Secretary until such employment is terminated pursuant to the terms of the agreement. Mr. Power’s base salary for 2019 was $340,000 Mr. Power is also eligible to earn an annual cash performance bonus, based upon achievement of annual performance goals and objectives set by agreement between Mr. Power and the board each year, with a target bonus of 40% of his base salary.

The Company will grant Mr. Power a number of shares of restricted common stock of the Company as determined by the CEO and the Board. Each of these annual grants of restricted stock will be subject to vesting terms, which will be determined at the time of grant by the CEO and the Board.

Pursuant to his employment agreement, if Mr. Power’s employment is terminated by the Company without Cause (as defined therein) or if Mr. Power resigns for Good Reason (as defined therein), then, in addition to his accrued obligations, if within 45 days after the date of termination, he executes and does not revoke a general release of claims and covenant not to sue, he will receive the following severance benefits: (i) a lump sum severance payment equal to 0.5 times the sum of his base salary and target bonus (or 1 times the sum of his base salary and target bonus if his employment is terminated upon or following a change in control); (ii) continuation of group health benefits for 12 months;  (iii) a prorated target bonus; (iv) any shares of restricted stock outstanding on the date of his termination will become fully-vested and non-forfeitable as of his date of termination; and (v) any stock options outstanding on the date of his termination will become fully-vested and will remain exercisable for a period of 12 months following the date of his termination (or, if earlier, the normal expiration date of such stock options).

If Mr. Power’s employment is terminated by reason of his death or disability, he will be entitled to his accrued obligations and a prorated target bonus. In addition, (i) any shares of restricted stock outstanding on the date of his termination will become fully vested and non-forfeitable as of his date of termination; and (ii) the vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of 12 months following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If Mr. Power’s employment is terminated by the Company for Cause or by Mr. Power without Good Reason, Mr. Power will receive his accrued obligations but no additional benefits. Any shares of restricted stock outstanding on the date of his termination will be forfeited. The vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of thirty (30) days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

During his employment and for 12 months following the termination of his employment for any reason, Mr. Power is prohibited from engaging in any business that develops anti-CD20 monoclonal antibodies within the geographic area in which the Company does business, which is deemed to be worldwide, and he is subject to a non-disparagement clause. He is also subject to certain covenants related to confidential information, trade secrets, return of property, and invention assignment.

Potential Payments upon Termination or Change in Control

As detailed above, we have employment agreements with Mr. Weiss and Mr. Power that provide certain compensation and benefits in the event of the termination of their employment under certain conditions. In addition, our equity plan provides certain benefits in connection with a change in control.

Equity Plan

Pursuant to the terms of the 2012 Incentive Plan, upon the occurrence of a change in control, any awards outstanding under such plan will become fully-vested.

Michael S. Weiss

The table below summarizes the value of potential payments and benefits that Mr. Weiss would receive if his employment was terminated on December 31, 2019 under the circumstances shown, or if a change in control of the Company occurred on December 31, 2019. The table excludes amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary. Actual amounts to be paid can only be determined at the time of such termination of service or change in control.

Type of Payment	Death or Disability ($)	Termination for Cause or Resignation without Good Reason ($)	Termination Other Than For Cause; Resignation for Good Reason ($)	Termination Other Than For Cause; Resignation For Good Reason (Following a Change in Control) ($)	Change in Control (Absent Termination)(2) ($)
Cash Severance	—	—	597,000	796,000	—
Pro-Rated Target Bonus	199,000	—	199,000	199,000	—
Continuation of Health Benefits	—	—	46,866	62,488	—
Value of Accelerated Equity(1)	6,743,918	—	6,743,918	6,743,918	6,743,918
Total	6,942,918	—	7,586,784	7,801,406	6,743,918

(1)

Represents the fair market value of restricted shares that would be vested upon the event, based on the closing price of our stock on December 31, 2019 ($11.10), the last trading day of the most recently completed fiscal year. For purposes of this calculation, outstanding stock options having an exercise price greater than the closing price of our common stock on December 31, 2019 the value included here is the “in the money value” or the amount the closing price exceeds the exercise price. For those options having an exercise price equal to or more than the closing price of our common stock on such date, their value included here is $0. This does not include 2,370,829 shares of restricted stock held by the Advisor, which would not be subject to accelerated vesting upon the termination of Mr. Weiss’ employment agreement. These 2,370,829 shares would be subject to accelerated vesting should the Company terminate the Advisory Agreement, the fair market value of these restricted shares as of December 31, 2019 would be $26,316,210.

(2)	Our 2012 Incentive Plan specifies that all outstanding unvested stock awards vest upon a qualifying change in control.

Sean A. Power

The table below summarizes the value of potential payments and benefits that Mr. Power would receive if his employment was terminated on December 31, 2019 under the circumstances shown, or if a change in control of the Company occurred on December 31, 2019. The table excludes amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary. Actual amounts to be paid can only be determined at the time of such termination of service.

Type of Payment	Death or Disability ($)	Termination for Cause or Resignation without Good Reason ($)	Termination Other Than For Cause; Resignation for Good Reason ($)	Termination Other Than For Cause; Resignation For Good Reason (Following a Change in Control) ($)	Change in Control (Absent Termination)(2) ($)
Cash Severance	—	—	238,000	476,000	—
Pro-Rated Target Bonus	136,000	—	136,000	136,000	—
Continuation of Health Benefits	—	—	31,451	31,451	—
Value of Accelerated Equity(1)	999,250	—	999,250	999,250	999,250
Total	1,135,250	—	1,404,701	1,642,701	999,250

(1)

Represents the fair market value of restricted shares that would be vested upon the event, based on the closing price of our stock on December 31, 2019 ($11.10), the last trading day of the most recently completed fiscal year (less the exercise price, in the case of the stock options). For purposes of this calculation, outstanding stock options having an exercise price greater than the closing price of our common stock on December 31, 2019 the value included here is the “in the money value” or the amount the closing price exceeds the exercise price. For those options having an exercise price equal to or more than the closing price of our common stock on such date, their value included here is $0.

(2)	Our 2012 Incentive Plan specifies that all outstanding unvested stock awards vest upon a qualifying change in control.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Michael S. Weiss, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2019, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $322,556, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $12,674,726. Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 39 to 1.

We identified our median employee by examining 2019 Box 1 W‑2 taxable income amounts for all individuals, excluding our CEO, who were employed by us on December 31, 2019, whether on a full-time or part-time basis. We annualized the compensation for any permanent (full-time or part-time) employees that were not employed by us for all of 2019. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table above.

DIRECTOR COMPENSATION

Cash Compensation. Our non-employee directors receive the following cash compensation: (i) $60,000 annual retainer; (ii) $20,000 additional retainer for service as Chairman of the Audit Committee; and (iii) $10,000 additional retainer for service as Chairman of the Compensation Committee. Each non-employee director receives reimbursement for reasonable travel expenses incurred in attending meetings of our Board of Directors and meetings of committees of our Board of Directors.

Equity Compensation. Our non-employee directors receive the following equity compensation under the 2012 Incentive Plan.

·

Initial Stock Grant. Non-employee directors receive 50,000 shares of restricted common stock upon initial election or appointment to the Board of Directors. The stock will vest in equal annual installments over three years, beginning on the third anniversary of the date of grant.

·

Annual Stock Grant. Non-employee directors receive a restricted stock award equivalent to the greater of (i) $175,000 of restricted stock or (ii) 15,000 shares of restricted stock annually for service on our Board of Directors. Such restricted stock will vest on the third anniversary of the date of grant.

2019  Director Compensation

The following table sets forth the cash and other compensation paid by the Company to the members of the Board for all services in all capacities during 2019. The compensation paid to the Advisor in connection with Mr. Weiss’ service as Chairman of the Board is discussed in the Compensation Discussion and Analysis and is reflected in the applicable executive compensation tables. See “Executive Compensation” starting on page 15.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
Laurence N. Charney	80,000	175,000	—	278,750
William J. Kennedy	60,000	175,000	—	258,750
Mark Schoenebaum, M.D. (3)	45,000	—	—	45,000
Yann Echelard	60,000	175,000	—	258,750
Kenneth Hoberman	70,000	175,000	—	268,750
Daniel Hume	60,000	175,000		258,750

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Reflects the aggregate grant date fair value of stock awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant and does not take into account any estimated forfeitures.

(3)	Mr. Schoenebaum passed away in August 2019.

The following table shows the number of stock awards granted to each director during 2019, and the grant date fair value for each award (determined in accordance with FASB ASC Topic 718) (during 2019 no option awards were granted to directors).  Mr. Schoenebaum passed away in August 2019 and did not receive a stock award in 2019.

Name	Grant Date	Stock Awards (#)	Grant Date Fair Value of Awards ($)
Laurence N. Charney	9/17/19	27,048	175,000
William J. Kennedy	9/17/19	27,048	175,000
Yann Echelard	9/17/19	27,048	175,000
Kenneth Hoberman	9/17/19	27,048	175,000
Daniel Hume	9/17/19	27,048	175,000

As of December 31, 2019, the following aggregate number of unvested restricted stock awards were held by each of our non-employee directors. No stock options have been granted to our non-employee directors.

Name	Stock Awards (#)
Laurence N. Charney	127,926
William J. Kennedy	57,048
Yann Echelard	144,116
Kenneth Hoberman	124,174
Daniel Hume	119,507

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Kenneth Hoberman, Laurence Charney, William Kennedy, Yann Echelard, and Daniel Hume. No member of our Compensation Committee during fiscal year 2019 or as of the date of this proxy statement, is or has been an officer or employee of TG Therapeutics or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship with TG Therapeutics requiring further disclosure.

During the last fiscal year, none of our executive officers served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers either served as a member of our Compensation Committee or our Board of Directors.

RELATED-PERSON TRANSACTIONS

In 2012, the Board of Directors of the Company adopted a formal written policy regarding Related Person Transactions (defined below). In order for the Company to ratify a Related Person Transaction under this policy, the Audit Committee must first determine that the transaction is in the best interest of the Company and its stockholders. The policy generally defines a “Related Person Transaction” as a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person (any executive officer or director of the Company from the previous fiscal year, any person who owns more than 5% of the Company’s securities, or any immediate family member in either of these categories) had, has or will have a direct or indirect material interest. In order to further ensure compliance with the policy, any executive officer, director, or nominee for director is required to submit a questionnaire to the Company on an annual basis. Each individual is also required to update the questionnaire following any relevant change.

In connection with our licensing agreement with Ligand Pharmaceuticals Incorporated, which we entered into in June 2014, Opus Point Partners Management, LLC (“Opus”), who identified the opportunity and advised us on the transaction, will be entitled to receive a 1% royalty for annual sales of up to $1 billion. During the years ended December 31, 2019, 2018 and 2017, no royalties were paid to Opus under this agreement.

In October 2014, we entered into the Office Agreement with FBIO, to occupy approximately 45% of the 24,000 square feet of New York City office space leased by FBIO. The Office Agreement requires us to pay our respective share of the average annual rent and other costs of the 15‑year lease. We approximate an average annual rental obligation of $1.1 million under the Office Agreement. We began to occupy this new space in April 2016, with rental payments beginning in the third quarter of 2016. At January 1, 2019, we recognized a lease liability of $9.3 million, with a corresponding Right of Use (ROU) asset of $7.7 million based on the present value of the remaining lease payments for all of our leased office spaces, the majority of which is comprised of our New York City office space. Mr. Weiss, our Executive Chairman and CEO, is also Executive Vice Chairman of FBIO.

Under the Office Agreement, we agreed to pay FBIO our portion of the build out costs, which have been allocated to us at the 45% rate mentioned above. The allocated build-out costs have been recorded in Leasehold Interest, net on the Company’s condensed consolidated balance sheets and will be amortized over the 15‑year term of the Office Agreement. The initial commitment period of the 45% rate was for a period of three (3) years. We and FBIO currently determine actual office space utilization annually and if our utilization differs from the amount we have been billed, we will either receive credits or be assessed incremental utilization charges. As of December 31, 2019, the allocation rate is 61% and will be evaluated again in August 2020 for the following rent year. Also, in connection with this lease, in October 2014 we pledged $0.6 million to secure a line of credit as a security deposit for the Office Agreement, which has been recorded as restricted cash in the accompanying consolidated balance sheets. Additional collateral of $0.6 million was pledged in April 2018 to increase the letter of credit for the office space.

In July 2015, we entered into a Shared Services Agreement (the “Shared Services Agreement”) with FBIO to share the cost of certain services such as facilities use, personnel costs and other overhead and administrative costs. This Shared Services Agreement requires us to pay our respective share of services utilized. In connection with the Shared Services Agreement, we incurred expenses of approximately $0.9 million, $1.6 million and $1.2 million for shared services for the years ended December 31, 2019, 2018 and 2017, primarily related to shared personnel.

In May 2016, as part of a broader agreement with Jubilant, we entered into a sublicense agreement with Checkpoint, a subsidiary of FBIO, for the development and commercialization of Jubilant’s novel BET inhibitor program in the field of hematological malignancies. We paid Checkpoint an up-front licensing fee of $1.0 million in July 2016 and incurred expenses of $0.2 million in March 2017 for the first milestone achievement as part of the JBET Agreement which is recorded in other research and development in the accompanying consolidated statement of operations.

In March 2015, we entered into a Global Collaboration Agreement (“Collaboration Agreement”) with Checkpoint for the development and commercialization of anti-PD-L1 and anti-GITR antibody research programs in the field of hematological malignancies. The Collaboration Agreement was amended in June 2019 and upon execution of the amendment we incurred an upfront fee of $1.0 million. We incurred expenses of approximately $4.1 million and $0.6 million for the years ended December 31, 2019 and 2018, the majority of which relates to manufacturing expenses of PD-L1. The relevant expenses are recorded in other research and development in the accompanying consolidated statement of operations.

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS,
AND 5% BENEFICIAL OWNERS

The following table shows information, as of April 20, 2020, concerning the beneficial ownership of our common stock by:

·	each person we know to be the beneficial owner of more than 5% of our common stock;
·	each of our current directors;
·	each of our NEOs shown in our Summary Compensation Table; and
·	all current directors and NEOs as a group.

As of April 20, 2020, there were 110,167,984 shares of our common stock outstanding. In order to calculate a stockholder’s percentage of beneficial ownership, we include in the calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of April 20, 2020. Shares of restricted stock are deemed to be outstanding. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares of our common stock. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Michael S. Weiss (2)	13,378,185	12.1%
Sean A. Power (3)	462,088	*
Laurence Charney	145,997	*
William Kennedy	102,378	*
Yann Echelard	144,116	*
Kenneth Hoberman	143,953	*
Daniel Hume	119,507	*
All current directors and named executive officers as a group (7 persons)	14,496,224	13.2%

5% Stockholders:
Opus Point Partners, LLC (4)	12,878,185	11.7%
RA Capital Management, LLC (5)	9,880,323	9.0%
BlackRock Inc. (6)	6,028,790	5.5%

*Less than 1% of outstanding common stock.

(1)The address of each of the directors and officers listed is c/o TG Therapeutics, Inc., 2 Gansevoort Street, 9th Floor, New York, New York 10014.

(2)Includes 2,789,200 shares of unvested restricted common stock, which vest on various time-based milestones. Also included in Mr. Weiss’ beneficial ownership are 4,574,560 shares of our common stock (1,500,000 of which contain restrictions based upon various corporate milestones) issued to Opus Point Partners, LLC, of which Mr. Weiss is a co-founder, managing partner, and principal and beneficially owns a 50% interest. The amount illustrated in the table also includes 500,000 shares of our common stock underlying options that are exercisable as of April 20, 2020 or will become exercisable within 60 days after such date.

(3)Includes 17,500 shares of restricted common stock which vest on various time-based milestones. The amount illustrated in the table also includes 78,750 shares of our common stock underlying options that are exercisable as of April 20, 2020 or will become exercisable within 60 days after such date.

(4)The address of Opus Point Partners, LLC is 2 Gansevoort Street, 9th Floor, New York, New York 10014. Includes 4,524,560 shares of our common stock (1,500,000 of which contain restrictions based upon various corporate milestones) issued to Opus Point Partners, LLC. Also includes shares beneficially owned by Mr. Weiss as outlined in footnote 2 above. Mr. Weiss is a co-founder, managing partner, and principal and beneficially owns a 50% interest in Opus Point Partners, LLC.

(5)The address of RA Capital Management, LLC is 20 Park Plaza, Suite 1200, Boston, MA 02116. Share ownership reported above is based on a Form 13G/A filed by RA Capital Management, LLC on February 14, 2020.

(6)The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055. Share ownership reported above is based on a Form 13G filed by BlackRock Inc. on February 7, 2020.

PROPOSAL ONE:

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the Board shall consist of one or more members, as determined from time to time by resolution of the Board. Our Board currently consists of seven members. The nominated directors are: Michael S. Weiss, Laurence N. Charney, William J. Kennedy, Yann Echelard, Kenneth Hoberman, Daniel Hume, and Sagar Lonial, MD. For information about each of the nominees and our Board generally, please see “Corporate Governance-Our Board of Directors” beginning on page 4. If elected, the nominees will hold office until the next annual meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL OF THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMPANY COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF COHNREZNICK LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board is submitting the selection of CohnReznick LLP as our independent registered public accounting firm to the stockholders for ratification at our Annual Meeting. Stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise. If CohnReznick LLP is not ratified as our independent registered public accounting firm by a majority of the shares present or represented by proxy, the Audit Committee will review its future selection of independent registered public accounting firm. CohnReznick LLP will still serve as our independent registered public accounting firm for the year ending December 31, 2020, if it is not ratified by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020. THE AFFIRMATIVE VOTE OF THE MAJORITY OF SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE MEETING AND ENTITLED TO VOTE ON THE SUBJECT MATTER IS REQUIRED FOR THE RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP.

PROPOSAL THREE:

APPROVAL OF AN AMENDMENT TO
OUR AMENDED AND RESTATED 2012 INCENTIVE PLAN

Introduction

We are asking our stockholders to approve an amendment to the TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan (the “2012 Incentive Plan”).  Our 2012 Incentive Plan is the only plan under which equity-based compensation may currently be awarded to our executive officers, employees, directors and consultants. In order to enable us to continue to offer meaningful equity-based incentives, as well as cash-based incentives, to our employees, officers, directors and consultants, our board of directors believes that it is both necessary and appropriate to increase the number of shares of our common stock available for these purposes. As a result, on April 24,  2020, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to add 8,000,000 shares to the 2012 Incentive Plan. The amendment also removes a provision that indicated that no incentive stock options could be issued under the 2012 Incentive Plan after the tenth anniversary of the original effective date of the 2012 Incentive Plan.  A summary of the 2012 Incentive Plan, as amended, is provided below.  The text of the proposed amendment to our 2012 Incentive Plan is attached hereto as Appendix A.

If the amendment to the 2012 Incentive Plan is approved by our stockholders at the Annual Meeting, it will become effective on the date of the Annual Meeting. If the amendment is not approved by our stockholders, then the 2012 Incentive Plan will remain in effect as it presently exists.

Background and Number of Shares Requested

In setting the number of proposed shares issuable under our amended 2012 Incentive Plan, the Board considered a number of factors, including historical share usage and future share needs. The following are several factors that you should consider in evaluating the proposal to increase the share reserve under the 2012 Incentive Plan:

The 2012 Incentive Plan currently includes authorization for 18,000,000 shares.  As of the record date, there were 28,026 shares of our common stock remaining available for the grant of equity awards under the 2012 Incentive Plan. The additional 8,000,000 shares requested under the 2012 Incentive Plan, together with the remaining shares under the 2012 Incentive Plan, represent the shares the Company anticipates needing for the next three years under normal circumstances.

Although we must manage our share reserve under the possibility that the performance awards will be earned at the maximum level, this will only occur if we achieve the maximum performance under each metric in each award, which is not expected to be the case. Our actual share usage will also vary from our estimate based upon changes in market grant values, changes in the number of recipients, changes in our stock price, changes in the structure of our long-term incentive program, and forfeitures of outstanding awards. We believe that the proposed share reserve reflects an appropriate balance between our desire to allow maximum flexibility in a competitive labor market and stockholder interests of limiting dilution.

Our amended and restated certificate of incorporation authorizes the issuance of 150,000,000 shares of common stock. As of our record date, there were 110,167,984 shares of common stock issued and outstanding, and the closing price of a share of our common stock as of that date was $12.85.

In order to enable you to evaluate the proposed amendment, the following is a description of the material terms of the 2012 Incentive Plan, as amended.

Summary of the 2012 Incentive Plan

Important Provisions

The 2012 Incentive Plan contains a number of provisions that we believe are consistent with the interests of stockholders and sound corporate governance practices, including:

·

No repricing of stock options or SARs. Our 2012 Incentive Plan prohibits the direct or indirect repricing of stock options or stock appreciation rights (SARs) without stockholder approval. This prohibition includes repurchasing a stock option or SAR for  value if the fair market value of the shares underlying the stock option or SAR is lower than the exercise price or base price of the award.

·	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.
·

No liberal change-in-control definition. The change-in-control definition contained in our 2012 Incentive Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

·	No award may be transferred for value. Our 2012 Incentive Plan prohibits the transfer of unexercised, unvested or restricted awards to independent third parties for value.
·

Limitation on amendments. No material amendments to our 2012 Incentive Plan can be made without stockholder approval if any such amendment would constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a stock exchange.

Purpose

The purpose of the 2012 Incentive Plan is to promote the Company’s success by linking the personal interests of the Company’s employees, officers, directors and consultants of the Company and its affiliates, and by providing participants with an incentive for outstanding performance. The 2012 Incentive Plan is also intended to enhance the Company’s ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration

The 2012 Incentive Plan is administered by our Compensation Committee, or at the discretion of the Board from time to time, the 2012 Incentive Plan may be administered by the Board. The Compensation Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2012 Incentive Plan; and make all other decisions and determinations that may be required under the 2012 Incentive Plan.

Eligibility

The 2012 Incentive Plan permits the grant of incentive awards to employees, officers, directors and consultants of the Company and its affiliates as selected by the Compensation Committee. As of the record date, the number of eligible participants is approximately 120. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Permissible Awards

The 2012 Incentive Plan authorizes the granting of awards in any of the following form:

·	options to purchase shares of the common stock, which may be designated under the Code as nonstatutory stock options or incentive stock options;
·

stock appreciation rights (SARs), which give the holder the right to receive the difference between the fair market value per share of the common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

·	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;
·

restricted or deferred stock units, which represent the right to receive shares of common stock in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

·

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2012 Incentive Plan may be granted in the form of a performance award);

·

dividend equivalents, which entitle the holder of a “full-value” award (such as restricted stock, stock units, or performance awards payable in common stock) to cash payments equal to any dividends paid on the shares of stock underlying the award;

·	other stock-based awards in the discretion of the Compensation Committee; and
·	cash-based awards.

Shares Available for Awards

The 2012 Incentive Plan currently includes authorization for 18,000,000 shares.  The current proposal will add 8,000,000 more shares, for a total of 26,000,000 shares available under the 2012 Incentive Plan. No further awards are being granted under any prior plans, and any prior plans sponsored by the Company shall remain in effect only so long as awards granted thereunder shall remain outstanding.

Share Counting

The share counting provisions of the 2012 Incentive Plan provide that the following shares will be added back to the 2012 Incentive Plan share reserve and will again be available for issuance pursuant to awards granted under the 2012 Incentive Plan:  (i) unissued or forfeited shares originally subject to an award that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) shares subject to awards settled in cash; (iii) shares withheld or repurchased from an award or delivered by a participant to satisfy minimum tax withholding requirements; (iv) shares delivered to the Company in satisfaction of the exercise price of an option; (v) shares originally subject to an option or SAR that are not issued upon exercise of the option or SAR for any reason, including by reason of net-settlement of the award; and (vi) shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals. In addition, substitute awards granted in connection with a merger will not count against the share reserve under the 2012 Incentive Plan.

Limitations on Individual Awards

The maximum aggregate number of shares of common stock subject to stock-based awards that may be granted under the 2012 Incentive Plan in any 12‑month period to any one participant is as follows:

Type of Award	Shares
Options (time vested)	2,000,000
SARs (time vested)	2,000,000
Performance Awards	2,000,000

The maximum aggregate amount awarded or credited with respect to cash-based awards under the 2012 Incentive Plan to any one participant in any 12‑month period is $15,000,000.

Grants to Non-Employee Directors

Grants of awards to non-employee directors under the 2012 Incentive Plan will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time.  Accordingly, the Compensation Committee may not make discretionary grants to non-employee directors under the 2012 Incentive Plan.

Section 162(m) and Performance Goals

Code Section 162(m) generally provides that a corporation may not deduct compensation amounts in excess of $1,000,000 paid to any of its named executive officers in any year. Prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this limitation did not apply to options, SARs or awards that were conditioned on the achievement of performance goals if certain requirements were met. The 2012 Incentive Plan was designed to allow the Compensation Committee to grant awards that were intended to qualify as performance-based compensation under Section 162(m), although the Committee reserved the discretion to grant or approve awards or compensation that were not exempt from the deduction limits.

The Tax Act repealed the performance-based compensation exemption under Section 162(m), effective for tax years beginning after December 31, 2017. Other than certain outstanding awards that meet the “grandfather” requirements under the Tax Act, awards granted under the 2012 Incentive Plan will be subject to the deduction limit under Section 162(m).  The proposed amendment clarifies the 2012 Incentive Plan to provide that only grandfathered stock options and SARs granted under the 2012 Incentive Plan are intended to qualify for the Section 162(m) exemption.

Prior to the Tax Act, the Compensation Committee could designate an award granted under the 2012 Incentive Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m).  If an award was so designated, the Compensation Committee could establish objectively determinable performance goals for the award based on one or more of the business criteria listed in the 2012 Incentive Plan, which could be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate.

Certain outstanding awards that meet the “grandfather” requirements under the Tax Act remain subject to these requirements under the 2012 Incentive Plan. In addition, while the performance-based compensation exemption is no longer available for new awards, the Compensation Committee may continue to grant awards with performance-based vesting requirements under the 2012 Incentive Plan.

Limitations on Transfer; Beneficiaries

A participant generally may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that nonstatutory stock options may be transferred without consideration to members of a participant’s immediate family, to trusts in which such immediate family members have more than 50% of the beneficial interest, to foundations in which such immediate family members (or the participant) control the management of assets, and to any other entity (including limited partnerships and limited liability companies) in which the immediate family members (or the participant) own more than 50% of the voting interest. In addition, the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Change in Control

Except as otherwise provided in the award certificate or any special 2012 Incentive Plan document governing an award, upon the occurrence of a change in control, (i) all outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully exercisable, (ii) all time-based vesting restrictions on outstanding awards will lapse, and (iii) the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the "target" level of performance as of the date of the change in control and the awards will payout on a prorata basis based upon the length of time within the performance period that has elapsed prior to the change in control.

Discretionary Acceleration

Regardless of whether a change in control has occurred, the Compensation Committee may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments

In the event of a transaction between the Company and its stockholders that causes the per-share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2012 Incentive Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2012 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2012 Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment

If the amendment is approved at the 2020 annual stockholders meeting, the 2020 Incentive Plan will terminate on the tenth anniversary of the date of the 2020 annual stockholders meeting. Otherwise, the 2012 Incentive Plan will terminate on the tenth anniversary of the date of the 2018 annual stockholders meeting. In either case, the Board or the Compensation Committee may, at any time and from time to time, amend, modify or terminate the 2012 Incentive Plan without stockholder approval; provided, however, that if an amendment to the 2012 Incentive Plan would, in the reasonable opinion of the Board or the Compensation Committee, constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Compensation Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. No termination or amendment of the 2012 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

The Compensation Committee may amend or terminate outstanding awards.  However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing

Except as described above under “Adjustments,” the exercise price of an option or the base price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, repurchase an option or SAR for value from a participant if the current fair market value of the shares underlying the option or SAR is lower than the exercise price per share of the option or the base price per share of the SAR.

Certain U.S. Federal Income Tax Effects

The following discussion is a summary of the U.S. federal income tax provisions relating to the grant, exercise and vesting of awards under the 2012 Incentive Plan and the subsequent sale of common stock acquired under the 2012 Incentive Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2012 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2012 Incentive Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards Payable in Cash. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established).  Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Dividend Equivalents. A participant will recognize ordinary income, and the Company will be allowed a tax deduction, at the time the dividend equivalents are paid or payable.

Code Section 409A. The 2012 Incentive Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and SARs that comply with the terms of the 2012 Incentive Plan are generally exempt from the application of Code Section 409A. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company or any affiliate has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2012 Incentive Plan.

Benefits to Named Executive Officers and Others

Awards under the 2012 Incentive Plan are granted at the discretion of the Compensation Committee. Accordingly, future awards under the 2012 Incentive Plan are not determinable.

As of the record date, 17,971,975 shares of our common stock have been issued under the 2012 Incentive Plan (or remain subject to outstanding awards under the 2012 Incentive Plan) since its inception in 2012. The table below shows the number of shares issued, or subject to outstanding awards, under the Plan to the named executive officers and the other individuals and groups indicated.

Name and Position	Aggregate Number of Shares Subject to Options Granted under the Plan Since Plan Inception	Aggregate Number of Shares Subject to Restricted Stock or Stock Units Granted under the Plan Since Plan Inception
Michael S. Weiss Executive Chairman, Interim Chief Executive Officer and President	500,000	7,479,389
Sean A. Power Chief Financial Officer, Treasurer and Corporate Secretary	180,000	730,000
All Current Executive Officers as a Group	680,000	8,209,389
All Non-Employee Directors as a Group	—	777,543
All Employees as a Group (Excluding Executive Officers)	1,986,900	4,431,489

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2019, regarding the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by security holders	2,605,730	$6.74	779,346
Equity compensation plans not approved by security holders	—	—	—
Total	2,605,730	$6.74	779,346

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF AMENDED AND RESTATED 2012 INCENTIVE PLAN. THE AFFIRMATIVE VOTE OF THE MAJORITY OF SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE MEETING AND ENTITLED TO VOTE ON THE SUBJECT MATTER IS REQUIRED FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

PROPOSAL FOUR:

A SHAREHOLDER PROPOSAL ON AN AMENDMENT TO THE COMPANY’S  CERTIFICATE OF INCORPORATION AND/OR BYLAWS TO REQUIRE MAJORITY VOTE IN DIRECTOR ELECTIONS

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon only if properly presented at that Annual Meeting. As explained below, our Board recommends a vote against with regard to the shareholder proposal set forth below.

The Company has been notified that the California Public Employees’ Retirement System (“CalPERS”), P.O. Box 2749, Sacramento, California 95812‑2749, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding eighteen months, intends to present the following proposal at the Annual Meeting:

“RESOLVED, that the shareowners of TG Therapeutics, Inc. (the “Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement from Shareholder:

“Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.”

Company Response:

The Board has carefully considered the proposal submitted by the California Public Employees’ Retirement System (the “CalPERS Proposal”) and, following its review of the CalPERS Proposal, does not believe that the CalPERS Proposal is in the best interests of the Company or its shareholders at this time. Accordingly, the Board unanimously recommends that the Company’s shareholders vote AGAINST the CalPERS Proposal.

The Board does not believe that electing directors under a majority vote standard would result in a more effective Board. Importantly, the proponent has not asserted that the Board has not acted in the best interests of the Company’s shareholders. The Company’s shareholders have a history of electing strong and independent Boards, not only by a plurality, but by a sizeable majority of votes cast. Consequently, the Board is hesitant to make a fundamental change to the Company’s corporate governance system.

Plurality voting is the default standard under Delaware law for the election of directors. A plurality vote standard guarantees a full board of directors as long as there are at least as many nominees as open seats, and avoids problems associated with failed elections (that is, an election in which a director is not chosen and a vacancy on the Board is created), and resulting holdover directors. A majority vote standard is problematic in these regards, and a failed election as to one or more director nominees could have other undesirable and disruptive consequences for the Company. For example, as a company listed on the Nasdaq Stock Market, or Nasdaq, the Company must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. The failure to elect a particular nominee, depending on the independence and qualifications of the remaining directors, could impair the Company’s ability to comply with those listing standards, and might jeopardize the Company’s continued listing on Nasdaq.

The Board is also concerned about other additional consequences that may result from adopting the CalPERS Proposal, including the potential unnecessary increase in the cost of soliciting shareholder votes. Implementing the CalPERS Proposal could provide special interest shareholder groups with the ability to promote “vote-no” campaigns that the Board believes are not in the Company’s best interests or the best interests of its shareholders, and would force the Company to employ a proactive telephone solicitation, second mailing or other vote-getting strategy to obtain the required votes. The end result may be increased spending for routine elections. The Board does not believe that the costs incurred by the Company in such circumstances would be a wise use of the Company’s financial and other resources.

Under the current plurality voting standard, shareholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. Institutional and retail investors successfully utilize withhold vote campaigns to influence corporate policies and director elections. The use of withhold votes, as opposed to implementation of majority voting, provides the Board with flexibility to appropriately respond to shareholder dissatisfaction without concern for potential corporate governance complications arising from a failed election. In addition, shareholders who are truly dissatisfied with director candidates have the ability to nominate alternative candidates and also may make recommendations for nominations directly to the Company’s Corporate Secretary by following the procedures set forth in the Company’s Bylaws and related policies.

Last year, the CalPERS Proposal was included in our 2019 Proxy Statement and was subsequently rejected by our stockholders at our 2019 Annual Meeting.  Approximately 79% of the shares of common stock outstanding and present in person or by proxy at our 2019 Annual Meeting did not vote in favor of the CalPERS Proposal.  The voting results of our 2019 Annual Meeting indicate to our Board that our stockholders are overwhelmingly in favor of maintaining the current plurality voting standard.

For these reasons, the Board does not believe adopting a majority voting standard for director elections is in the best interests of the Company or its shareholders at this time. However, the Board will continue to assess developments in director voting standards, and remains committed to maintaining the high standards in corporate governance that the Board has demonstrated to date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2019 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: TG Therapeutics, Inc., 2 Gansevoort Street, 9th Floor, New York, New York 10014, Attn: Sean A. Power. You may also contact us at (212) 554‑4484.

If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for Our 2021 Annual Meeting

Only proper proposals under Rule 14a‑8 of the Exchange Act which are timely received will be included in the proxy materials for our next annual meeting. In order to be considered timely, such proposal must be received by our Corporate Secretary, Sean A. Power, at 2 Gansevoort Street, 9th Floor, New York, New York 10014, no later than December 31, 2020. We suggest that stockholders submit any stockholder proposal by certified mail, return receipt requested.

Our Bylaws require stockholders to provide advance notice to the Company of any stockholder director nomination(s) and any other matter a stockholder wishes to present for action at an annual meeting of stockholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). In order to properly bring business before an annual meeting, our Bylaws require, among other things, that the stockholder submit written notice thereof complying with our Bylaws to Sean A. Power, our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a‑8 (as discussed above) no sooner than March 20, 2021, and no later than April 19, 2021. If a stockholder fails to provide timely notice of a proposal to be presented at our 2020 Annual Meeting of Stockholders, the proxy designated by our Board will have discretionary authority to vote on any such proposal that may come before the meeting.

Other Matters

Our Board does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the person named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Incorporation of Information by Reference

The Audit Committee Report contained in this proxy statement is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that we specifically incorporate such information by reference. Our Annual Report on Form 10‑K for the year ended December 31, 2019, delivered to you together with this proxy statement, is hereby incorporated by reference.

APPENDIX A

AMENDMENT TO THE
TG THERAPEUTICS, INC.
AMENDED AND RESTATED 2012 INCENTIVE PLAN

This Amendment to the TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan (the “Plan”), is hereby adopted, effective as of the date indicated below.

W I T N E S E T H:

WHEREAS, TG Therapeutics, Inc. (the “Company”) maintains the Plan, and the Plan is currently in effect; and

WHEREAS, Section 16.1 of the Plan authorizes the Board or the Committee (as defined in the Plan) to amend the Plan, subject to certain limitations, including stockholder approval for certain amendments; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, subject to and effective as of the date of stockholder approval hereof:

1.Section 5.1. of the Plan is hereby amended by increasing the share references in such section from 18,000,000 to 26,000,000 (an 8,000,000 increase in the overall share reserve), so that such section reads in its entirety as follows:

“5.1.NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 26,000,000. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 26,000,000.”

2.Section 3.2 of the Plan is hereby amended so that such section reads in its entirety as follows:

“3.2.TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until June 18, 2030, or, if the stockholders approve an additional amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.”

3.Section 11.1 of the Plan is hereby amended so that such section reads in its entirety as follows:

“11.1.OPTIONS AND STOCK APPRECIATION RIGHTS. The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee prior to November 2, 2017, shall qualify for the Section 162(m) Exemption.”

4.Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being the Amendment to the TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan, as adopted by the Board on April 24, 2020, and approved by the Company’s stockholders on June 18, 2020.

TG THERAPEUTICS, INC.
By:

Its:

agree to receive or access proxy materials electronically in future years. instructions. John Sample 234567 1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Laurence Charney 06 Sagar Lonial, MD 02 Yann Echelard 07 Michael S. Weiss 03 William J. Kennedy 04 Kenneth Hoberman 05 Daniel Hume The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2020. 3To approve an amendment to our Amended and Restated 2012 Incentive Plan. For 0 0 For 0 Against 0 0 Against 0 Abstain 0 0 Abstain 0 The Board of Directors recommends you vote AGAINST the following proposal: 4A shareholder proposal on an amendment to our Amended and Restated Certificate of Incorporation and/or our Amended and Restated Bylaws to require majority vote in director elections. NOTE: Transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000466929_1 R1.0.1.18 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting: Go to www.virtualshareholdermeeting.com/TGTX2020. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you call and then follow the 234567 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 TG THERAPEUTICS,INC. 2 Gansevoort Street 9th Floor New York, NY 10014 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com TG THERAPEUTICS, INC. Annual Meeting of Stockholders June 18, 2020 9:30 AM This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Michael S. Weiss and Sean A. Power or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TG THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 9:30 AM, EDT on June 18, 2020, via a live webcast only at www.virtualshareholdermeeting.com/TGTX2020. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000466929_2 R1.0.1.18